UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2017

HALCÓN RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35467	20-0700684
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Louisiana St., Suite 6700 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 538-0300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into Material Definitive Agreement.

Purchase Agreement

On February 9, 2017, Halcón Resources Corporation (the “Company”) and its wholly owned subsidiaries (the “Guarantors”) entered into a Purchase Agreement (the “Purchase Agreement”) with J.P. Morgan Securities LLC, as representative of the initial purchasers named therein (the “Initial Purchasers”), relating to the issuance and sale of $850,000,000 aggregate principal amount of the Company’s 6.75% senior unsecured notes due 2025 (the “Notes”), in accordance with exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) afforded by Rule 144A and Regulation S under the Securities Act. The Company estimates that the net proceeds from this offering will be approximately $835.1 million after deducting the Initial Purchasers’ discounts and commissions and estimated offering expenses and excluding accrued interest. The Company intends to use the net proceeds from the offering, which is expected to close on February 16, 2017, to fund the purchase and redemption of the Company’s outstanding 8.625% Senior Secured Notes due 2020 and for general corporate purposes.

The Purchase Agreement contains customary representations and warranties of the parties, conditions to closing, including the execution and delivery of a registration rights agreement, pursuant to which the Company and the Guarantors will agree to file a registration statement with the Securities and Exchange Commission with respect to an exchange offer for the Notes and the guarantees thereon and, under specified circumstances, a shelf registration with respect to the resale of the Notes and the guarantees thereon, on the terms and conditions set forth therein, and indemnification and contribution provisions under which the Company and the Guarantors, on one hand, and the Initial Purchasers, on the other, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

When issued, the Notes will not have been registered under the Securities Act, or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The Notes may be resold by the Initial Purchasers pursuant to Rule 144A and Regulation S under the Securities Act.

The foregoing description of the Purchase Agreement is qualified by reference to the full text of the Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Relationships

Certain of the Initial Purchasers and their respective affiliates have provided, and may in the future provide, other investment banking, commercial banking and financial advisory services to the Company and its affiliates in the ordinary course of business with the Company, for which they received or will receive customary fees and commissions. Affiliates of certain of the Initial Purchasers are lenders and/or agents under the Company’s senior revolving credit facility. Accordingly, they will also receive a portion of the net proceeds from the offering.

Item 8.01                                           Other Events.

Launch and Pricing Press Releases

On February 9, 2017, the Company issued a press release announcing the launch of the offering of the Notes.  A copy of the Company’s press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On February 9, 2017, the Company issued a press release announcing the pricing of the offering of the Notes. A copy of the Company’s press release is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

The press releases shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Item 9.01            Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed or furnished, as applicable, is part of this Current Report on Form 8-K.

Exhibit No.	Description

10.1	Purchase Agreement dated February 9, 2017 by and among the Company, the Guarantors and J.P. Morgan Securities LLC, as representatives of the Initial Purchasers named therein.

99.1	Press release issued by Halcón Resources Corporation announcing launch of notes offering dated February 9, 2017.

99.2	Press release issued by Halcón Resources Corporation announcing pricing of the notes offering dated February 9, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALCÓN RESOURCES CORPORATION

February 10, 2017	By:	/s/ Mark J. Mize
	Name:	Mark J. Mize
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Purchase Agreement dated February 9, 2017 by and among the Company, the Guarantors and J.P. Morgan Securities LLC, as representatives of the Initial Purchasers named therein.

99.1	Press release issued by Halcón Resources Corporation announcing launch of notes offering dated February 9, 2017.

99.2	Press release issued by Halcón Resources Corporation announcing pricing of the notes offering dated February 9, 2017.